Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript DWRI - Q2 2005 DESIGN WITHIN REACH INC Earnings Conference Call Event Date/Time: Aug. 04. 2005 / 5:00PM ET Event Duration: N/A

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Aug. 04. 2005 / 5:00PM, DWRI - Q2 2005 DESIGN WITHIN REACH INC Earnings Conference Call

CORPORATE PARTICIPANTS

Christine Lumpkins

Integrated Corporate Relations, Inc. - IR

Wayne Badovinus

Design Within Reach, Inc. - President, CEO

Ken La Honta

Design Within Reach, Inc. - CFO

Tara Poseley

Design Within Reach, Inc. - VP - Merchandising

CONFERENCE CALL PARTICIPANTS

Peter Benedict

CIBC Investments - Analyst

Lauren Levitan

S.G. Cowen - Analyst

Pauline Reader

Thomas Weisel Partners - Analyst

Carole Buyers

Cordillera Asset Management - Analyst

Jeff Brown

William Blair - Analyst

PRESENTATION

Operator

Welcome to the Design Within Reach, Inc. second-quarter earnings conference call. At this time, all participants are in a listen-only mode. Following the presentation, we will conduct a question-and-answer session. Instructions will be provided at that time for you to queue up for questions. I would like to remind everyone that this conference is being recorded. I will now turn the conference over to Ms. Christine Lumpkins of Integrated Corporate Relations. Please go ahead.

Christine Lumpkins - Integrated Corporate Relations, Inc. - IR

Thank you. Good afternoon, ladies and gentlemen, and welcome to Design Within Reach’s second-quarter 2005 conference call. On the call today is Wayne Badovinus, President and Chief Executive Officer; and Ken La Honta, Chief Financial Officer.

By now, everyone should have had access to the second-quarter earnings release which went out earlier today. If you have not received your release, it is available on the investor relations portion of Design Within Reach’s website at www.dwr.com.

Before we begin, we would like to remind everyone that the prepared remarks contain forward-looking statements, and management may make additional forward-looking statements in response to your questions. These statements do not guarantee future performance, and therefore, undue reliance should not be placed on them. We refer you all to Design Within Reach’s most recent 10-Q filed with the Securities and Exchange Commission for a more detailed discussion of the factors that could cause actual results to differ materially from those projected in any forward-looking statements.

And with that, I would like to turn the call over to Wayne.

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Aug. 04. 2005 / 5:00PM, DWRI - Q2 2005 DESIGN WITHIN REACH INC Earnings Conference Call

Wayne Badovinus - Design Within Reach, Inc. - President, CEO

Thank you, Christine. Good afternoon, everyone, and thanks for joining us today as we discuss our results for the second quarter ended July 2, 2005. I will provide a brief overview of the quarter, discuss the Company’s current trends and how we are addressing them. Next, Ken will give you additional detail on our operating and financial results. I will conclude the prepared portion of the call with a few closing remarks before we take questions. Also with us today is Tara Poseley, our Vice President of Merchandising, who will be available to answer questions on our margin and product development initiatives.

Design Within Reach completed its IPO a little over a year ago in July, 2004. And I thought that this would be an appropriate time to assess our progress and articulate our plans for the future.

First, I’m delighted to say that it’s been an incredibly exciting and high-growth year. Since the IPO, we have opened 25 Studios and now operate 51 Studios nationwide, we have increased our catalog circulation by 18% to 12.3 million, and our website visits have jumped 24% to an average of 325,000 per month. We have enhanced our merchandise mix and now offer an unprecedented collection of in-stock and ready-to-ship modern design products. And we continue to deliver strong financial results.

Our second-quarter net sales increased 49% to 41.9 million from 28.2 million in the second quarter of 2004. We posted our 17th consecutive quarter of positive net earnings, with net income of 1.4 million and diluted earnings per share of $0.09. Earnings from operations, which exclude interest and taxes, were 2.2 million in the second quarter of 2005, compared to 1.4 million generated in the same period last year.

We are really proud of our accomplishments, but when we step back and examine the underlying data, we recognize the trends in the business that we did not believe was in the long-term best interests of Design Within Reach. To offset the effect of the declining euro and increased shipping costs, we have been accelerating our topline growth by advancing the opening of new Studios and increasing promotional activity.

While we have consistently met and exceeded our topline expectations, we recognize that we have been trying to grow the business at a level that is not sustainable in a healthy way, and we are preemptively adjusting our strategy to address these concerns. In the interest of our brand and the long-term financial strength of DWR, we have decided to calibrate our growth and clean up our promotional schedule as we try to become more efficient in delivering profitability to the bottom line.

What we have found over the past few quarters is that the increased promotional activity has not resulted in our efficiently converting the increased revenue to bottom line. We have identified a series of initiatives that we believe are long-term solutions for improving margins.

First, we plan to accelerate internal product development. In June, we announced that we had promoted Karen John to oversee product development for items that we will develop and carry exclusively, as well as new product introductions. The results of our early product development efforts will be seen this fall with the introduction of a bedding assortment of sheets, blankets and accessories and a modern leather recliner designed by Geoffrey Burnett (ph). Additionally, we will be broadening our merchandise line to include children’s furniture, much of which will be exclusive to Design Within Reach. Product development is a long-term initiative, but we expect to see the first steps take hold and benefits begin in quarter three.

These are our first collaborations with outside designers and manufacturers, and we are very enthusiastic about these products and the initial response that we are currently receiving from the design community. Internally-developed products can boast margins of over 60%, and our plan is to increase our proprietary product as a percent of our total merchandise mix to help boost product margins and strengthen our competitive position.

Second, we are actively developing lower-cost, non-euro-based sourcing alternatives. While we are optimistic that the euro to dollar exchange rate will continue to improve, we are not solely relying on it. Instead, we’re looking to diversify into and seek manufacturing opportunities from additional sourcing markets such as Eastern Europe, Brazil and Asia. We will update you more on that front when we have news to report.

Third, we plan to reduce our promotional activity. We believe that there is a basic conflict between making margins better and promoting to increase revenue. We also believe that promotional activity has a qualitative aspect, which is the cost to the DWR brand integrity, and we do not want to create the expectation that our customers will be able to get products on sale.

That said, we will continue to hold our two annual 10% off sales in May and October. We may hold occasional one-off events as we see fit, but we will be very cautious with our sales events. This means that in the third quarter, we will not be holding a promotion that we had in August last year, and we will not be offering free freight, which we did for a few days in the fourth quarter last year.

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Aug. 04. 2005 / 5:00PM, DWRI - Q2 2005 DESIGN WITHIN REACH INC Earnings Conference Call

Finally, we’re exploring shipping alternatives to offset the cost of fuel and white-glove delivery service. We currently offer two shipping options, standard and white-glove, which require special assistance due to their weight or fragility. Products delivered using this method are much more expensive and have cut significantly into our shipping margins. With the opening of 18 Studios year to date, we have experienced a significant increase in the sale of white-glove delivery items.

To offset these costs, we have begun testing a plan to ship full truckloads to the New York and California markets, and expect to add more major metropolitan markets as volume warrants. We will also be improving our standard delivery service in the major markets by adding a threshold option, where the product is delivered to the door but not assembled, and are exploring other levels of service between standard and white-glove. We believe that these initiatives will provide more choices and a higher-quality delivery experience for the customer and better margins for Design Within Reach. We expect to begin to implement these new shipping options before the end of the year.

As a result of our long-term strategy for margins, we expect that topline growth will not be in the 40 to 55% range, as in the past few quarters, but in the 25 to 30% range.

Ken will speak on how this flows through our model and the impact of our guidance in more detail in a moment, but before I turn the call over to him, we want to be very clear that we still believe in the high-growth outlook of our business. Where we have readjusted our strategy is in driving revenue at the expense of margins and brand quality. As a management team, we have thought long and hard about the best way to grow revenue and profitability. We conferred with our Board, and we considered the reaction of our investors, and we believe wholeheartedly that we are making this decision for all the right reasons — to manage the business in DWR’s best long-term interest. We do not intend to let events manage us. In my experience, the best results have emerged from recognizing problems and opportunities and acting on them quickly in the best long-term interest of the Company. We have recognized the issue, and now we are focused on the speed with which we can recover margins and maximize our profitability in the future.

With that, I will turn the call over to Ken to provide more detail on the quarter and guidance for the year.

Ken La Honta - Design Within Reach, Inc. - CFO

Thanks, Wayne, and thanks to all of you for joining us today as we report our second-quarter results. As we look at our financial and operational results for the second quarter of 2005 compared to the same period last year, we’re very pleased with our performance. But, as Wayne indicated, we have room for improvement. While we posted strong topline growth, our margins continue to feel pressure from the euro and shipping expenses.

Before I delve into the detail, I would like to mention that the numbers we’re discussing today are preliminary, due to a delay following our May 2005 systems conversion. We do not anticipate any material changes to the results and expect to file our 10-Q as soon as the auditors complete their review of the financials.

Net sales for the second quarter of 2005 were 41.9 million or a 49% increase compared to 28.2 million for the corresponding period last year. When we compare sales by channel versus Q2 2004, Studio sales increased 91%, due to the significant number of new Studios, while online sales increased 6% and phone sales were basically flat. Net earnings for the quarter were 1.4 million, up 70% from 806,000 in the second quarter of 2004.

Earnings from operations, which excludes interest and taxes, was $2.2 million in the second quarter of 2005, up 59% from 1.4 million in the same period last year. Both quarters include a $149,000 charge for stock-based compensation.

Our $0.09 diluted earnings per share for the second quarter 2005 was up from $0.07 in the same period last year. Keep in mind that this reflects nearly a 27% increase in diluted share count following the initial public offering that closed in early July 2004.

In-person sales, which are transactions in our Studios made by our direct sales force to commercial and residential customers and sales from our warehouse, were $23.9 million for the second quarter of 2005, up 91% from the same period last year. The increase was primarily driven by new Studios, as we opened 25 net new locations and ended the quarter with 51 Studios versus 26 Studios at the end of the second quarter 2004. The quarter also includes 733,000 in sales from a warehouse sale, although the corresponding sale last year was held during the first quarter.

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Aug. 04. 2005 / 5:00PM, DWRI - Q2 2005 DESIGN WITHIN REACH INC Earnings Conference Call

During the quarter, we opened Studios in Austin, Texas; Burlingame, California; Las Vegas, Nevada; Cleveland and Columbus, Ohio; Greenwich, Connecticut; Adams Morgan, D.C.; Roslyn, New York; and Tribeca in New York City. As of today, we have four more Studios under construction, which will put us ahead of our target of 18 to 20 new Studios in 2005.

Direct sales, including phone and website transactions, increased 6% to $13.5 million in the second quarter of 2005. This is basically flat with the first quarter of 2004. We are discovering that direct sales are shifting to the Studios as we continue to make modern design accessible and easy to purchase in the Studios.

Gross profit margin for the second quarter of 2005 was 44.7%, compared to 46.5% during the same period last year. The decrease is primarily a result of the strength of the euro versus the US dollar on a year-over-year basis and increased shipping and handling expenses. It is important to note that our profit margin, excluding the impact of the euro, is performing quite well. When we exclude the effect of the euro in the second quarter of 2005, we would have actually achieved a higher product margin than last year.

As you know, we have a hedging strategy in place to address the euro. While our contracts protect us to 100% of the negative movement against the US dollar, they benefit us to only 50% of the favorable movement against the US dollar. This means that, despite the recent improvement in exchange rate, the euro continues to negatively impact margins year over year, although on a quarter-to-quarter basis we are seeing improvement.

The other large piece of the margin story in shipping and handling, which is becoming increasingly costly, as Wayne mentioned. As we open more Studios, the merchandise mix is shifting toward our less profitable white-glove delivery. To address the shipping margins, we have identified additional delivery options that we expect will provide both better service for our customers and better margins for DWR.

We are currently testing a full-truckload scenario, where we ship full truckloads to New York and California; and, based on initial results, the savings should make white-glove profitable. We plan to roll out the strategy before the end of the year, and are identifying other major metropolitan markets for future implementation. We also plan to employ a few other ideas to enhance both our shipping options and margins before the end of the year.

Selling, general and administrative expenses for the second quarter of 2005 were 15.2 million or 36.2% of net sales, compared to 10.9 million or 38.6% of net sales for the second quarter of 2004. SG&A expenses increased, primarily due to the cost associated with the opening of 13 new Studios.

In addition, there were several areas where we recorded higher-than-expected expenses — Sarbanes-Oxley compliance and a new employee stock purchase plan, where there was more demand than anticipated, and finally, a major systems conversion. We have also hired and continue to hire additional resources in our finance and accounting department — including an employee solely dedicated to SOX compliance — and in other areas of the Company, such as product development and in the Studios.

In the near term, we expect our SG&A expenses to remain in the range of 36% of revenue as we continue to build out our infrastructure along with Studio expansion. However, this is expected to decline as we begin to realize greater efficiencies from our investments and spread fixed fulfillment center costs and corporate overhead over increased sales. Depreciation and amortization for the second quarter was 1.3 million, up from 710,000 last year, due to additional Studios.

Now, turning to the balance sheet, as I mentioned, our results are preliminary, due to a delay in system conversions, so we will be providing only selected balance sheet information at this time. We estimate that at the end of the second quarter, our cash and cash equivalents will be at least 17 million, and we will have no debt. At the end of the second quarter, inventory was 24.2 million, compared to 21.0 (ph) million at year end 2004. As expected, inventory is growing to service our new Studios and sales growth, although we expect it to remain in this range for the foreseeable future.

In the second quarter, we spent 4.6 million in capital expenditures, as we opened 13 new Studios and made improvements in our information systems and technology. We continue to expect to spend a total of 10 to 12 million for CapEx in 2005.

Turning to guidance, with respect to the outlook for the remainder of 2005, we remain comfortable with our previously issued revenue guidance of 160 to 165 million. However, we are lowering diluted earnings per share guidance to a range of $0.40 to $0.42, which is an approximate 38 to 45% EPS growth rate from 2004. Our new EPS guidance reflects the current margin environment and the impact of our decision to minimize the use of promotional activity to offset product shipping margin pressures, as well as additional expenses related to Sarbanes-Oxley compliance, our employee stock purchase plan and a higher corporate and Studio overhead. We expect the vast majority of the earnings to come in the fourth quarter, as the benefits from the product and shipping initiatives begin to take hold in the second half of 2005.

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Aug. 04. 2005 / 5:00PM, DWRI - Q2 2005 DESIGN WITHIN REACH INC Earnings Conference Call

Wayne Badovinus - Design Within Reach, Inc. - President, CEO

DWR has grown rapidly and, despite what we sometimes feel is an astonishing pace, we have been able to take and ship orders and satisfy our customers’ demand for modern design products. We recently conducted a CEO online survey, and we wanted to share a few of the comments, because we think they reflect what DWR is all about. From Austin to Minneapolis to Providence, Rhode Island, local design lovers are thrilled with what we have brought Studios to their home markets. In our newer markets, as well as our original locations, customers consistently praise our knowledgeable, friendly and professionals staff.

Here is what a few have said about shopping with us and being a part of our brand. “As I have become more knowledgeable about design, furniture and architecture, the larger fan I have become of DWR. Your company, newsletter, catalog and stores not only offer wonderful products but also are great resources for novice design fans like me.” And further, “I have always been impressed by DWR. It is one of the best examples of a growing brand I have seen. As a very satisfied customer, everything I see on the outside is even better from the inside. I live in Santa Monica and often spend time in the Santa Monica Studio.” And finally, “Yours is one of the most remarkable brands in America. Your leadership team understands brand image, brand quality and your responsibility to customers.” We love to hear these kinds of comments, and it is this qualitative aspect of our brand and our ability to grow profitably over the coming years that we are committed to protecting.

In summary, we have preemptively determined that it is our top priority and our long-term best interest to focus on stabilizing and improving our gross margins in the DWR brand. We are sure that the initiatives we have identified — carrying higher-margin products, reducing promotional activity and lowering shipping expenses — are the most prudent ways to maximize profitability and manage the business going forward. And we are confident that the combination of our differentiated business model with fully integrated systems, distribution and inventory and these new product and shipping initiatives will enable us to deliver superior value to our customers and build long-term value for our stockholders.

With that, I would like to turn the call back to the operator and open up for questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Peter Benedict, CIBC Investments.

Peter Benedict - CIBC Investments - Analyst

A couple of questions. Ken, can you give us a sense of what the shipping margin was exactly in the second quarter? And kind of how do you see that trending out through the back of the year? It sounds like the third quarter won’t be very good, but then you might have an opportunity there in the fourth quarter.

And then, how much Sarb-Ox expense was in your budget back when you guys were comfortable by $0.51, and how much has that changed as we look to the second half of the year? Just trying to get a dollar sense, in terms of how much the lower back-half volumes relates to Sarb-Ox.

Ken La Honta - Design Within Reach, Inc. - CFO

First of all, just regarding the shipping margins, you will recall from our Q1 conference call that we were landing at about 11%. It is a combined gross shipping margin. We are going to see somewhere in the midteens for Q2, so right around 15, 16%.

And as we look forward for the remainder of the year, we are going to see shipping margins again in that 16 to 17% range, depending upon when some of these new initiatives that we are putting in place take hold. There are a number of operational issues that have to be dealt with, in order for those to be in place, and until those — given the sensitivity of being able to uphold our commitment to customer service, we need to make sure that the model is working just the way it should. So what you can expect to see, then, going forward is to see that start to inch up back into the higher teens.

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Aug. 04. 2005 / 5:00PM, DWRI - Q2 2005 DESIGN WITHIN REACH INC Earnings Conference Call

Peter Benedict - CIBC Investments - Analyst

And then, on the Sarb-Ox expense?

Ken La Honta - Design Within Reach, Inc. - CFO

Right. So what we were looking at, at the beginning of the year, was about $500,000 and Sarbanes-Oxley compliance-related expenses. That number is going to be larger now, as a result of the work we are doing. As you know, we are a relatively young company, and Sarbanes-Oxley requires that you have your controls documented and in place. There’s a fair amount of work to do on our part, making sure that we can meet the compliance requirements at the end of the year. And then, on top of that, we’ve just implemented a new system. And, along with that new system is required a significant amount of additional documentation to make sure that we are in compliance when our auditors come in at the end of the year to look at that. So with that, we’re looking at probably a number more like in the $750,000 to $850,000 range.

Peter Benedict - CIBC Investments - Analyst

And one more follow-up, if I could. On the margin, by my numbers, it looks like your product margin was probably down around 200 basis points, give for take, in the second quarter. Talk to me about how you feel like that will progress over the balance, kind of third quarter/fourth quarter.

Ken La Honta - Design Within Reach, Inc. - CFO

So right now, from a product margin standpoint, in the second quarter we will be landing at about just under 48% on a pure product margin basis, 47.9 versus 49.7 last year. And I think, as you heard in the prepared portion of our presentation earlier, this is largely a euro-related issue.

And so I just want to single out Q2, if I may, for a moment. If we look at the 49.7 last year versus the 47.9 this year, and then we take into account the effect of the euro, now our average euro rate during the second quarter this year was about 1.33. Last year for the same period it was about 1.24. So when you factor in the effect of that — and let’s say that this year’s gross margin would have been at the same rate as it was last year — we would have actually ended up at about 49.9 in product gross margin.

So, as we have been saying all along, the euro is clearly impacting our product margins to a significant degree. The other thing to keep in mind here is that the flow-through of the impact of the euro has a 60 to 90 day delay from the time the actual inventory is purchased, because for accounting reasons, we cannot recognize the gains or losses from the euro, and therefore on our hedging contracts until inventory is actually sold and flushes through our P&L.

On a go-forward basis, I think what is probably important here is today we’re sitting at about 1.21 on the euro, and if you think about our hedging strategy and you take that into account and then you think about how that hedging strategy — protecting ourselves on the downside to the tune of 100% — impacts us, we find ourselves in the opposite case now. We find the euro going favorable, and when the euro goes favorable, as we have talked about before, we only benefit to the tune of 50% of that favorability. So effectively, even though the euro is trading at, say, 1.21, and let’s say it trades for 1.21 for the rest of the year, we will not be able to benefit completely from that, because of only enjoying 50% of the positive spread between where we have hedged and were the euro is actually trading.

So, to tie that all up in a knot, what that basically means is that we will continue to pay at a rate for the remainder of 2005 that will be in excess of where we actually were last year in 2004. So, to put that in perspective, by the time we take the 50% gain we get on the hedge and compare that to where the euro is today, we end up with an average of about 1.28. Last year at the same time, we were averaging 1.23, 1.24, somewhere in that neighborhood. So it still shows as having a negative impact from a hedge going forward.

Now, this will change in the first quarter of 2006, because what what happen then — remember what I said earlier about the 60-day lag. In the first quarter of 2006, you’re going to begin to see the impact of the euro at 1.30 to 1.35 that took place in the October-November timeframe. You’re going to start to see that roll through. So if the theory holds and the current euro stays at 1.21, and we’re netting out at 1.28 after the hedge, that should put us in favorable territory versus the euro, and we should start to see somewhere in the neighborhood of, let’s say, a $0.07 to — $0.07 to $0.08 to $0.09 positive move in the euro.

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Aug. 04. 2005 / 5:00PM, DWRI - Q2 2005 DESIGN WITHIN REACH INC Earnings Conference Call

Peter Benedict - CIBC Investments - Analyst

And I guess one last thing. Could you explain the systems integration that you did or implementation that you did? Does it put you into a situation where you could be a late filer, in terms of your 10-Q?

Ken La Honta - Design Within Reach, Inc. - CFO

We’re not anticipating that we’re going to be in a position to have to file our Q late. As you would imagine, with any major systems conversion, where there’s a big impact to your underlying systems, there are always going to be things that you don’t anticipate. And that was certainly the case here, but at this time, there is no reason to believe that that’s going to put us in jeopardy in terms of filing our Q.

Operator

Lauren Levitan, S.G. Cowen.

Lauren Levitan - S.G. Cowen - Analyst

I was hoping you could elaborate on a couple of these issues further. First, trying to better understand the product margin situation. Can you give us some sense as to how, if at all, the price increases play into that, and if there has been any customer reaction?

Also, if you could talk about any margin impact from the transition to incorporating the Knoll product and how we should think about that going forward, as well as what additional offsets you are currently incorporating into this future guidance for margin impact from the new categories — which, as I understand it, were originally expected to have a product margin benefit. So maybe if you could answer that, and then I can ask a couple other questions?

Wayne Badovinus - Design Within Reach, Inc. - President, CEO

Going back to the first part of the question, just repeat the first lead-in, Lauren, on the question.

Lauren Levitan - S.G. Cowen - Analyst

I was just trying to get a sense of — we know that your cost basis has been pressured by an unfavorable euro/dollar conversion, but I also thought that some of that was going to be passed on to the consumer (multiple speakers).

Wayne Badovinus - Design Within Reach, Inc. - President, CEO

I’m sorry; I just lost that for a minute. I think, in Ken’s reconstruction of the margin without the euro impact that you saw or he pointed out, that our merchandise margin would actually have been up slightly from last year.

Ken La Honta - Design Within Reach, Inc. - CFO

That’s right. For the quarter, it would have been at 49.9 versus 49.7 prior year. So we feel that there has been some positive impact on the margin, but not anywhere near the impact of the euro, and we have not seen any significant pushback that I’m aware of on any specific product that we increased prices. I might ask Tara if she has any thoughts on that. Are you aware of anything, Tara?

Tara Poseley - Design Within Reach, Inc. - VP - Merchandising

No. We have gone back and studied every category, and we have not seen any resistance to the price increases.

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Aug. 04. 2005 / 5:00PM, DWRI - Q2 2005 DESIGN WITHIN REACH INC Earnings Conference Call

Lauren Levitan - S.G. Cowen - Analyst

And how about those other factors when we think about your forward product margin guidance? What are you thinking, in terms of the impact from selling lower-margin Knoll products, as well as the possible offset from the incorporation of new categories?

Tara Poseley - Design Within Reach, Inc. - VP - Merchandising

We rolled in the Knoll product in the back half of the year, which I would like to say strategically as a brand, we thought was a very important move as a company. Because as we’re moving more into product development, we felt that having our licensed classic was very important, especially to the design community, who worked with us to know that we were supporting that and moving in that direction. So I just wanted to say that was a very strategic brand decision.

We know that the Knoll for the back half of the year has affected the margin up to somewhere around about a half a point. But the could news is, in the back half of the year — I have been working aggressively with Karen John, our new Director of Product Development, over the past ten months to launch quite a few of our new initiatives around product development that are all in the high-60 margin or mid-60 margin. You’re going to see our new bedding assortment coming in. We have a new recliner with Geoffrey Burnett that’s going to be launching. We also have a new sofa coming in that is under $2,000 that is being made out of Thailand. And we also have a table and chairs coming in that is being made out of China. So you’re starting to feel some of that, and that starts amping up as you move into next year.

I just also wanted to make note that I have a very detailed plan in place around how we are going to be improving our product margin to go forward. It’s a three-year plan that I actually presented to the Board last week. And you are going to see that in that plan as we move forward. We’re going to be shifting our assortment more from those — the classic is going to remain important, those iconic classics, but we’re going to be moving away from a lot of the off-the-shelf products — that is, going out to the shows and buying products that other people could actually quite frankly have in their assortments — to exclusive products just for DWR as well as product development. Our exclusive products and our PD (ph) products currently today are only about 34% of our assortment, and over the next three years that is going to shift to 65% of our assortment. And all of those products tend to be in the higher — and I’m speaking only of product margins — in the 60 margin.

Lauren Levitan - S.G. Cowen - Analyst

Can you also talk about — when you alluded to some of the strategic changes being related to a view that you might have been growing the Studios too fast and putting too much stress on parts of the organization, how should we think about new Studio growth going forward — and in both the number of new markets as well as Studios in fill-in markets that we should be contemplating over whatever timeframe you care to discuss it?

Wayne Badovinus - Design Within Reach, Inc. - President, CEO

Well, we have not contemplated backing away from the kinds of numbers of Studios openings that we’re looking at for 2006. We probably would not open the 25 that we’re going to open this year, but the 18 to 20 range that’s currently in the plan is what we think we will be doing. So I don’t see any change there at all, Lauren.

I will remind everyone we have been seeing consistently that as we open these Studios in secondary markets or in the smaller markets in the top 50, that the revenue base generated by each one probably would not be bigger or as big as the ones in the major metropolitan areas, but that we would try to cut deals that allowed for the same kind of four-wall profitability. And we are seeing that. We think our — Ken has got some numbers on four-wall contribution by class that are quite interesting, and I will let him tell you about those. And this is the reason that we are really not going to be slowing down the Studio operating or opening rates. So, Ken, if you would talk about what is happening with four-wall contribution on the classes?

Ken La Honta - Design Within Reach, Inc. - CFO

If you look really overall at our Studios, regardless of when they were open, and you look at the four-wall contribution, let’s say, for the second quarter 2005 versus where we were a year ago, we are running a four-wall contribution in the mid-20’s, in all Studio classes across the board, versus about 24% last year. So we’re certainly demonstrating good growth there.

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Aug. 04. 2005 / 5:00PM, DWRI - Q2 2005 DESIGN WITHIN REACH INC Earnings Conference Call

If you then drill down to the individual classes and you look first at the Studios that were open prior to 2003, we are in the range there for those Studios of roughly 24% this year versus 19 last year, so certainly growth from a four-wall contribution standpoint there. For our Studios opened in ‘03, we are running at about 17% versus 18% last year. And for those opened in 2004, we are running at about 20%. Excuse me; we are running at about 30% this year versus, I think, about 10% last year at this time, likely due to the fact that they were just full-year at the time, so you weren’t getting the benefit of the sales pipeline being filled.

So we continue to show pretty robust growth in terms of those Studios. Now, currently, on the Studios that we have opened in 2005 — and keep in mind they have only been open for a short time — we are running at roughly 15% on a four-wall contribution.

Wayne Badovinus - Design Within Reach, Inc. - President, CEO

And you want to remember that 13 of those opened during the second quarter, so you’re looking at the first month of their being open, most of them in May and June. So there is nothing that indicates we need to slow down the opening of Studios. We probably just wouldn’t open as many next year as we opened this year or will open this year.

Lauren Levitan - S.G. Cowen - Analyst

I have one last question for you, if I could. In terms of the mix of business in the channels that you’re seeing the customers transacting, with much more robust growth in the Studio channel, does that at all motivate any modification of your circulation strategy, in terms of either page count or frequency with which you’re mailing, or the mix of prospecting versus mailing to the buyer file (ph)? How should we think about that, and are there any cost-savings opportunities associated with making any of those changes?

Wayne Badovinus - Design Within Reach, Inc. - President, CEO

We are, quite honestly, Lauren, looking at all of those things. We’re in the process literally as we speak. In the buildings, as we speak, our marketing and merchandising people are meeting with an outside consultant to help us develop some analytics that give us a foundation and a structure to make some of those decisions about both circulation, size of book, how we treat markets with Studios versus markets without Studios. All of those things are open. We continue to believe and are — continue to be committed to the principle that a healthy and robust catalog is the driver of all of the businesses, but we are trying to find ways to get more mileage out of the dollars and to maintain a viable flow of revenue through the phones and through the Internet. We are sort of more fundamentally confident of the Internet; we feel momentum is with us.

I noticed in Direct Marketing News today, they had an article that said in about 18 months, the overall Internet business will be bigger than the overall catalog business, in about 18 months. So I think we see that same kind of momentum going. But we are doing that analysis right now. But I have nothing specific that I can report to you.

Operator

Pauline Reader, Thomas Weisel Partners.

Pauline Reader - Thomas Weisel Partners - Analyst

Two questions. Can you give us an idea of, I guess, the mix of products that you sell at the Studios versus direct, in terms of products that are shipped white-glove delivery versus a normal FedEx shipping? It looks like the difference is probably pretty dramatic, and I was just wondering if you could quantify that.

And then, the second question is just, had you not been more promotional in the first half of the year, do you have a sense of what sales growth would have been, just so we can compare for the first half of ‘06 kind of what a normalized level would have been?

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Aug. 04. 2005 / 5:00PM, DWRI - Q2 2005 DESIGN WITHIN REACH INC Earnings Conference Call

Wayne Badovinus - Design Within Reach, Inc. - President, CEO

Let me respond to the merchandise mix issue first. What we see where we have the highest penetrations of products in the Studios, in terms of what they sell, is really dramatically in the upholstery category. Upholstery has become, by far, our biggest category, and it is a predominantly sold in the Studios. The other one is bedroom, which has become very big, where you have got a lot of the product is case goods in wood that have to be assembled in the home.

So those two categories alone, the upholstery and the bedroom, are very large parts of what Studio is selling. We still continue to sell a lot of individual seating, which was kind of the core business when we started the Company, on the phones and on the Web. But those things where the customer really wants to see and sit in and experience are the things that have really shifted to the Studios.

And your second question — I’m going to say perhaps $5 million in revenue.

Pauline Reader - Thomas Weisel Partners - Analyst

Revs in the first half?

Wayne Badovinus - Design Within Reach, Inc. - President, CEO

Yes.

Pauline Reader - Thomas Weisel Partners - Analyst

But then, those products that you were talking about, upholstery and case goods, those are products that have to be shipped white-glove delivery. So it is a lot higher; it seems like it has to be a lot higher.

Wayne Badovinus - Design Within Reach, Inc. - President, CEO

To give you a feel, most of the seating does not have to be. Now, when we are talking about seating, we’re talking about individual molded plywood chairs, plastic chairs, that kind of thing. When we started the Company, that was 33% of total sales. That has now declined to 23%. Upholstery was 16%; it’s now 35%. Bedroom was 1, and it’s now 9. And virtually all of that growth and all of that change has come with the opening of Studios.

Ken La Honta - Design Within Reach, Inc. - CFO

And I might add to that, as well, if you think about the percentage that each channel represents of our relative sales mix, we have seen tremendous growth in the Studios over time. If we roll back to Q3 of 2003, the Studios represented about 37% of the channel mix in Q3 2003. Today, they represent about 63%, and in that time, white-glove has grown from 19% to close to 45%. So, in concert with what Wayne just said a moment ago, certainly, the mix of white-glove shipment has increased over that time.

Operator

(OPERATOR INSTRUCTIONS). Carole Buyers, Cordillera Asset Management.

Carole Buyers - Cordillera Asset Management - Analyst

A couple of questions. I wanted to clarify, in the store openings, did you basically say that we were going to have 18 to 20 this year but less than that in ‘06?

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Aug. 04. 2005 / 5:00PM, DWRI - Q2 2005 DESIGN WITHIN REACH INC Earnings Conference Call

Wayne Badovinus - Design Within Reach, Inc. - President, CEO

No. We originally were 18 to 20 for this year, and we’re going to be closer to 25, and 18 to 20 next year. And I suspect that will stay at the 18 to 20 next year.

Carole Buyers - Cordillera Asset Management - Analyst

And then, I was wondering if you can just lay out the new products, and when we should expect them to hit, at what quarters? I know bed and bath and children were a focus for the second half.

Wayne Badovinus - Design Within Reach, Inc. - President, CEO

If you don’t mind, I will have Tara answer that one.

Carole Buyers - Cordillera Asset Management - Analyst

Thanks, Tara. And also, just to kind of clarify when we should start to see some proprietary products coming on, too.

Tara Poseley - Design Within Reach, Inc. - VP - Merchandising

You will begin to see the product that we worked on for bedding, Geoffrey Burnett, the sofa that I was talking about, the table and chairs — those will all start hitting in Q3. So you would see those at around the September and October books that come out. And then, for the back half of the year, November and December, you will see the children’s launch. That’s when we will be launching children’s. And possibly an additional product from Geoffrey Burnett, which is a sofa sleeper, which may push into Q1, just depending on timing of delivery.

Then, going into next year, some of the efforts that we are working on — we are working on a group of products that is coming out of Eastern Europe with a partner, and those will be in the March timeframe. And that’s a range of things from bedroom to seating and dining, et cetera. And those will be in some nice healthy 60 margins. We are also working on developing quite a few products out of Brazil, and you’ll see those products sometime in the second quarter. And then, further, we’re working on some further upholstery programs that will be coming out of Thailand, and you’ll see that by Q3 of next year.

And there’s other things that we are working on, but I don’t want to cite them, because their dates on which they are going to hit are still moving around a little bit, as we are costing them out and countersourcing them. Does that answer your question?

Carole Buyers - Cordillera Asset Management - Analyst

Yes, that answers it very well, thank you. And then, just one last question on the guidance and the mix into Q3 and Q4. So, if I’m hearing you right, most of the hit will actually take place in the next quarter?

Wayne Badovinus - Design Within Reach, Inc. - President, CEO

In this quarter.

Ken La Honta - Design Within Reach, Inc. - CFO

In the current quarter.

Wayne Badovinus - Design Within Reach, Inc. - President, CEO

Current quarter.

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Aug. 04. 2005 / 5:00PM, DWRI - Q2 2005 DESIGN WITHIN REACH INC Earnings Conference Call

Carole Buyers - Cordillera Asset Management - Analyst

Current quarter? Okay. And is there anything — have you seen, from a revenue basis, any specific slowdown in July? And I understand that it’s not as much of a revenue issue, but are you seeing any slowdowns in the month of July, since we are one month into the quarter?

Wayne Badovinus - Design Within Reach, Inc. - President, CEO

Yes. I think that as a general feeling, there is some — and if somebody came into my office and said this to me, I’d throw them out, but I’m going to say it, anyway. We do think that the heat has had some impact on the number of customers that are out and about. But I don’t know how you quantify that, and as I say, I don’t like weather reports to explain things. But we do feel that in some markets that we’ve seen uneven hits in the month of July. June was quite a strong month, and so our anticipation was that July would be slightly stronger than it was. But that didn’t play much into our decision, in terms of adjusting our guidance.

Operator

Jeff Brown (ph), William Blair.

Jeff Brown - William Blair - Analyst

I just had a quick follow-up on the products that are being added, the Knoll, the bedding, some of the internally-developed products, and how you guys are thinking about your merchandising philosophy in that hard (ph) SKU count of 750. Does this represent sort of an expansion of that SKU count, or are these actually being replaced in the floor?

Wayne Badovinus - Design Within Reach, Inc. - President, CEO

Well, the guidelines that the merchants work under is if it’s the addition of a whole new category, as children’s bedding is, we certainly would consider that as an expansion of the SKU count. However, if I look right now, the bedding group is, I think, about 30 SKUs. And the children’s is going to be about 60. And I think we have got room in the 750 at the moment virtually to absorb that. So we would not not carry anything because of the SKU count, but I do not expect the SKU count to grow much over the 750 just because we’re clean. You know, we’re constantly working off that stuff at the bottom to make room for new products to move into the assortment further up the rankings.

So we do not see that as — the 750 as a limiting factor in our ability to move these new categories. And if it was a new category, we would go beyond the 750.

Operator

That does conclude our question-and-answer session. I would like to turn the call back over to our speakers for any additional or closing remarks.

Wayne Badovinus - Design Within Reach, Inc. - President, CEO

No, we have nothing further.

Operator

Then that does conclude today’s conference call. Thank you for your participation. You may now disconnect.

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FINAL TRANSCRIPT

Aug. 04. 2005 / 5:00PM, DWRI - Q2 2005 DESIGN WITHIN REACH INC Earnings Conference Call

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